Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A.
www.ATImetals.com
Richard J. Harshman Succeeds L. Patrick Hassey as Chairman, President and CEO
Pittsburgh, PA, April 29, 2011 — Allegheny Technologies Incorporated (NYSE:ATI) announced that Richard J. Harshman, 54, has become Chairman, President and Chief Executive Officer of ATI succeeding L. Patrick Hassey who has retired. Mr. Harshman also has been elected to serve as a member of ATI’s Board of Directors. This is consistent with ATI’s announcement on February 28, 2011.
Mr. Harshman has been with the Company for 33 years. Prior to being named President and Chief Operating Officer in August 2010, he served as Executive Vice President, Finance and Chief Financial Officer since 2003; he began serving as CFO in 2000.
In addition, the Company announced a number of title changes reflecting the roles and responsibilities of executives reporting to Mr. Harshman:
•	Hunter R. Dalton, 56 — Executive Vice President, Long Products and President, ATI Allvac

•	Elliot S. Davis, 49 — Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

•	Terry L. Dunlap, 51 — Executive Vice President, Flat-Rolled Products and President, ATI Allegheny Ludlum

•	Dan L. Greenfield, 60 — Vice President, Investor Relations and Corporate Communications

•	David M. Hogan, 64 — Executive Vice President, Engineered Products Segment

•	Carl R. Moulton, 63 — Senior Vice President, International

•	Dale G. Reid, 55 — Executive Vice President, Finance and Chief Financial Officer. As CFO, Mr. Reid will lead ATI’s strategic sourcing and information technologies shared services, and will chair the ATI corporate pension investment committee.

•	John D. Sims, 51 — Executive Vice President, Primary Metals and Exotic Alloys and President, ATI Wah Chang
Also reporting to Mr. Harshman are Lauren S. McAndrews in her role as ATI’s Vice President, Labor Relations; Mary Beth Moore, Vice President Human Resources; Phil Morton, Marketing, Communication and Brand Management Leader; and Darin Sarin, Project Manager Hot Rolling Processing Facility.
Building the World’s Best Specialty Metals Company®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.0 billion during 2010. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.